                                                                       Exhibit h

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                          CGM CAPITAL DEVELOPMENT FUND

                                       AND

                       STATE STREET BANK AND TRUST COMPANY

                                TABLE OF CONTENTS
                                                                           Page

1.   Terms of Appointment and Duties......................................1

2.   All Non-Same Day (TD+1) Processing/Settlement Environments ..........6

3.   Fees and Expenses....................................................7

4.   Representations and Warranties of the Transfer Agent.................8

5.   Representations and Warranties of the Fund...........................9

6.   Wire Transfer Operating Guidelines...................................9

7.   Data Access and Proprietary Information.............................11

8.   Indemnification.....................................................13

9.   Standard of Care....................................................14

10.  Year 2000...........................................................14

11.  Confidentiality ....................................................14

12.  Covenants of the Fund and the Transfer Agent........................15

13.  Termination of Agreement............................................16

14.  Assignment and Third Party Beneficiaries............................17

15.  Subcontractors......................................................17

16.  Miscellaneous.......................................................18

17.  Additional Funds....................................................20

18.  Limitations of Liability of the Trustees and Shareholders...........20

                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1ST day of January, 2000, by and between CGM CAPITAL DEVELOPMENT FUND, a Massachusetts business trust, having its principal office and place of business at One International Place, Boston, Massachusetts 02110 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Transfer Agent").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund intends to initially offer shares in one (1) series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a "Portfolio", and collectively as the "Portfolios"); and

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       Terms of Appointment and Duties

   1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

         (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

         (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

         (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

         (d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund and Shareholders;

         (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

         (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

         (g) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

         (h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

         (i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing records of account including the master securityholder file (containing the names, addresses and account positions of all shareholders of record) as required under the Securities Exchange Act of 1934; and

         (j) Record the issuance and redemption of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund and its designated agents on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

   1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

         (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a sales report which will enable the Fund to monitor the total number of Shares sold in each State;

         (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund and its designated agents no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

         (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

         (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

         (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. Upon agreement of the parties, the Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf; and

         (f) Additional Telephone Support Services. If the parties elect to have the Transfer Agent provide additional telephone support services under this Agreement, the parties will agree to such services, fees and sub-contracting as stated in Schedule 1.2(f) entitled "Telephone Support Services" attached hereto. Such services are separate from any disaster agreement services agreed upon by the parties;

         (g) Third Party Check Procedures. The Transfer Agent shall follow the procedures set forth in Schedule 1.2(g) hereto (the "Third Party Check Procedures") with respect to the review and processing of checks for the purchase of shares that are not payable to the Fund (or Portfolio) or the Transfer Agent ("Third Party Checks");

   1.3 Retirement Accounts. The Fund has developed certain retirement account materials (hereinafter collectively called the "Fund Prototypes") that may be used by an individual ("Participant") who desires to establish a Traditional IRA, Roth IRA, SEP IRA or 403(b)(7)-retirement account (collectively, "Retirement Account(s)"). The Fund desires to appoint the Transfer Agent as custodian of any Retirement Account established using the Fund Prototypes and the Transfer Agent desires to accept such appointment. The parties agree as follows:

         (a) As custodian of the Retirement Accounts, the Transfer Agent will be designated as the owner, on the records of the Fund;

         (b) Records of the custodian's ownership of Shares of the Fund will be maintained by the Transfer Agent for such Shares in the name of the Transfer Agent as custodian (or its nominee) and no physical Shares will be issued.

         (c) Under the terms of each Fund Prototype, the Transfer Agent as custodian has no investment responsibility for the selection of investments for a Retirement Account and the Transfer Agent will have no liability for any investments made for a Retirement Account other than to maintain custody of the investments subject to the terms of this Agreement. The Fund will not state or make any representations to the contrary hereof.

         (d) The Transfer Agent will not serve as trustee or plan administrator of any Retirement Account, or in any other administrative or other capacity except as custodian thereof. The Transfer Agent will not keep records of Retirement Accounts or maintain any other records except those that are necessary to serve as custodian or as transfer agent pursuant to this Agreement. The Fund will not state or make any representations to the contrary hereof.

         (e) The Fund will upon reasonable advance notice make available access to its facilities and access to or copies of such records to the Transfer Agent as the Transfer Agent may request in order that the Transfer Agent may determine that the Fund is properly performing its duties and obligations hereunder. The Transfer Agent's right of access under this provision will include access to any service provider or service bureau performing any of the Fund's duties and obligations under this Agreement on behalf of the Fund.

         (f) As agreed by the Fund and the Transfer Agent, the Fund may share in the annual maintenance fee with respect to each Retirement Account.

1.4      Review and Maintenance of Fund Prototypes or Account Materials.

         (a) The Fund agrees that the Fund Prototypes will comply with applicable sections of the Internal Revenue Code of 1986 (the "Code") and regulations promulgated pursuant to the Code in effect at the time. The Fund will be responsible for establishing, maintaining and updating the Fund Prototypes in compliance with the Code and all other applicable Federal or state law or regulations, when changes in the law require such updating.

         (b) The Fund agrees that any modifications made by the Fund to the Fund Prototypes without the Transfer Agent's written consent shall not increase the liabilities or responsibilities of the Transfer Agent as custodian or limit the Transfer Agent's ability to resign as custodian as provided under Section 1.5 below. The Fund will furnish the Transfer Agent with a copy of the Fund Prototypes. The Transfer Agent shall not be required to review, comment or advise on such Fund Prototypes.

   1.5   Resignation or Removal of Custodian

         (a) If either party chooses to terminate pursuant to Section 13 of the Agreement the Transfer Agent may thereupon resign as custodian in respect to any or all of the Retirement Accounts upon thirty (30) days' prior written notice to the Fund. In such an event, the Fund will promptly distribute the notice of the custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Transfer Agent. The Fund shall be responsible to obtain a successor custodian for all Retirement Accounts.

         (b) If the Fund chooses to discontinue performing any of its duties and obligations with respect to any or all Retirement Accounts, it will give the Transfer Agent at least one hundred twenty (120) days' written notice prior to such discontinuance. The Transfer Agent may thereupon resign as custodian in respect to any or all Retirement Accounts by providing (30) days' prior written notice to the Fund. In such an event, the Fund shall be responsible to obtain a successor custodian for the Retirement Accounts. Upon written acceptance by the successor custodian, the Fund will promptly distribute the notice of the Custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Bank.

         (c) If at any time and for any reason the Transfer Agent chooses to resign as custodian of any or all Retirement Accounts, it will give the Fund at least thirty (30) days' prior written notice. In connection with Transfer Agent resignation hereunder or pursuant to Sections 1.5(a), 1.5(b), the Transfer Agent may, but is not required to, designate a successor custodian by written notice to the Fund, and the Fund will be deemed to have consented to such successor unless the Fund designates a different successor custodian and provides written notice thereof together with such a different successor's written acceptance by such date as the Transfer Agent specifies in its original notice to the Fund provided that the Fund will have a minimum of thirty (30) days to designate a different successor. The Fund will promptly distribute the notice of the Transfer Agent's resignation as custodian to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Transfer Agent.

         (d) If within thirty (30) days (or such longer time as the custodian may agree to in writing) after resignation by the custodian, the Fund or the Transfer Agent has not appointed a successor custodian who has accepted such appointment in writing, the Fund shall within a further period of thirty (30) days apply to a court of competent jurisdiction for appointment of a successor custodian, provided that if (i) the Fund shall have failed to have made such application within such period or
         (ii) the court shall have dismissed such application without having made such appointment, and (iii) no successor custodian shall have then accepted appointment , then (iv) termination of the custodian's responsibilities shall be effected by distributing all assets of the Retirement Account in a single payment in cash or in kind to each Participant, subject to the Transfer Agent's right as custodian to reserve such funds as it may deem advisable for payment of all its fees, compensation, costs and expenses or for payment of any other liabilities constituting a charge on or against the assets of Retirement Accounts or on or against the custodian. Any amounts remaining after payment of such costs shall be delivered to the successor custodian, if any.

         (e) Upon appointment of and acceptance by a successor custodian under this Section 1.5, the custodian shall transfer all assets in book entry form relating to the Retirement Accounts to the successor custodian.

   1.6   Applications and Correspondence

         The Transfer Agent will execute any instruments and documents in regard to the Retirement Accounts (including correspondence with various persons such as employers, Participants and beneficiaries) which the Fund submits to the Transfer Agent for that purpose. In no event will the Fund sign the Transfer Agent's name on any application or other document without the Transfer Agent's prior written approval.

2.       All Non-Same Day (TD+1) Processing/Settlement Environments

   2.1   Third Party Administrators for Defined Contribution Plans

         The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the "TPA(s)"). In accordance with the procedures established in the initial Schedule 2.1 entitled "Third Party Administrator Procedures", as may be amended by the Transfer Agent and the Fund from time to time ("Schedule 2.1"), the Transfer Agent shall:

         (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

         (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

         (c) Perform all services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

2.2      Non-Same Day (TD+1) Order Processing

         The Fund may authorize broker-dealers and their designated intermediaries to receive purchase and redemption orders from their customers on the Fund's behalf for purposes of Rule 22c-1, so that any such customer will receive the share price next computed by the Fund after the time at which such customer places its order with the broker-dealer or the designated intermediary. If the authorized broker-dealer, is prevented from transmitting Day 1 trades to the Transfer Agent due to unforeseen circumstances, such as computer system failures, natural catastrophes, or other emergencies or human error then the broker-dealer may transmit such trades the next day (TD+1) at a time mutually agreed upon by the Fund, the broker-dealer and the Transfer Agent.

   2.3 All non-same day (TD+1) transactions identified under Section 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

         (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under
         Section 1 of this Agreement;

         (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

         (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.       Fees and Expenses

   3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under
         Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

   3.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Fund agrees on behalf of each of the Portfolios to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies (by outside vendor), records storage, or advances incurred by the Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Portfolio.

   3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be billed by the Transfer Agent to the Fund.

   3.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one
         (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

   3.5 Late Payments. The Fund shall pay undisputed amounts on Transfer Agent's invoices (for fees and reimbursable expenses) within thirty
         (30) days of the date such invoice was sent. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.       Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

   4.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

   4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

   4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

   4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

   4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.       Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

   5.1 It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

   5.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

   5.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

   5.4 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

   5.5 A registration statement under the Securities Act of 1933, as amended on behalf of each of the Portfolios is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6.       Wire Transfer Operating Guidelines/Articles 4A of the Uniform
         Commercial Code

   6.1 Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

   6.2 Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

   6.3 Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

   6.4 Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or
         (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

   6.5 Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

   6.6 Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

   6.7 Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

   6.8 ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or receiving depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

   6.9 Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty
         (30) days.

7.       Data Access and Proprietary Information

   7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data, nor shall Customer Data be deemed Proprietary Information. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

         (a) Use such programs and databases (i) solely on the Fund's computers, or (ii) solely from equipment at the location agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

         (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)), the Proprietary Information (however, the Fund is not prohibited from printing screens);

         (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

         (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

         (e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

         (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

   7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; (iii) are already in the possession of the receiving party at the time or receipt without obligation of confidentiality or breach of this Agreement, or (iv) are required to be disclosed pursuant to applicable law or pursuant to an order of a court of competent jurisdiction or other governmental agency having appropriate authority (in which case the Fund shall, to the extent possible, provide the Transfer Agent with timely notice prior to any such disclosure). The Fund may make disclosures that are necessary or convenient for purposes of enforcing its rights against the Transfer Agent and may disclose Proprietary Information to its attorneys, accountants, investment officer and other professional advisers provided if the Fund selected such persons, the Fund shall have exercised due care in selecting and monitoring the same.

   7.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

   7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

   7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

   7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.       Indemnification

   8.1 The Transfer Agent shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

         (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder;

         (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of external legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons unless the Transfer Agent fails to follow procedures agreed upon by the Fund and the Transfer Agent;

         (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

         (e) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent provided that the proximate cause of any claim hereunder is not due to the Transfer Agent's failure to comply with Section 1.2(g) hereunder; or

         (f) Upon the Fund's request entering into any agreements required by the National Securities Clearing Corporation (the "NSCC") for the transmission of Fund or Shareholder data through the NSCC clearing systems, provided the Transfer Agent's actions and omissions in relation to any such agreements are taken in good faith and without negligence or willful misconduct.

   8.2 In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

9.       Standard of Care

         The Transfer Agent shall at all times act in good faith and agrees to use reasonable care in performing services under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services.

10.      Year 2000

         The Transfer Agent will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available technology to offer products that are Year 2000 ready, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, the Transfer Agent will make the changes to its products at a price to be agreed upon by the parties and in a commercially reasonable time frame and will require third-party suppliers to do likewise.

11.      Confidentiality

   11.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by
         Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement and shall not apply to each party's disclosure of its own secret and/or confidential information. In the event that the Fund replaces the Transfer Agent, the Fund has the right to deliver to any successor transfer agent, and authorize the successor transfer agent to use and disclose all Customer Data. Confidential information shall not include all or any portion of any of the foregoing items that are required to be disclosed pursuant to applicable law or pursuant to an order of a court of competent jurisdiction or other governmental agency having appropriate authority (in which case the disclosing party shall, to the extent possible, provide the non-disclosing party with timely notice prior to any such disclosure).

   11.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor forthwith to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order. The Transfer Agent in its role as record-keeper also undertakes to use best efforts to reasonably assist the Fund in any proceeding to quash a subpoena, avoid or limit any disclosure of Fund data, or to obtain confidential treatment for Fund data.

12.      Covenants of the Fund and the Transfer Agent

   12.1  The Fund shall promptly furnish to the Transfer Agent the following:

         (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

         (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto. The Transfer Agent acknowledges that these documents, effective as of the date of this Agreement, have been provided to the Transfer Agent by the Fund.

   12.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

   12.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

   12.4 The Fund shall provide the Transfer Agent with a certified copy of the resolutions of the Board of Trustees of the Fund identifying the persons authorized to give instructions and to generally act on behalf of the Fund under this Agreement. All references in this Agreement to instructions or requests of the Fund or records, papers, or documents furnished by the Fund shall require action solely by such authorized persons.

13.      Termination of Agreement

   13.1 Term. The initial term of this Agreement (the "Initial Term") shall expire December 31, 2001 unless terminated pursuant to the provisions of this Section 13. Unless a terminating party gives written notice to the other party at least one hundred and twenty (120) days before the expiration of the Initial Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a "Renewal Term"). At least one hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term.

   13.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, the Fund shall pay the lesser of the last three months fees incurred or the fees payable to the Transfer Agent shall be calculated as if the services had been performed by the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the Transfer Agent, and the payment of all fees to the Transfer Agent as set forth herein shall be accelerated to the business day immediately prior to the conversion or termination of services.

   13.3 Expiration of Term. After the expiration of the Initial Term or Renewal Term whichever currently in effect, should either party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.


   13.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. The Fund may require the Transfer Agent to deliver to any successor transfer agent all Customer Data of the Fund.


   13.5 Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement. If the Transfer Agent intends to exercise its rights of termination under Section 13.5, the Transfer Agent shall provide the Fund and its legal counsel as stated in Section
         16.12 with thirty (30) days notice prior to termination, during which period the Fund may cancel the Transfer Agent's right to terminate this Agreement by settling all outstanding invoices.

   13.6 Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

14.      Assignment and Third Party Beneficiaries

   14.1 Except as provided in Section 15.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

   14.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

   14.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 15.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

15.      Subcontractors

   15.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("Boston Financial") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (ii) a Boston Financial subsidiary duly registered as a transfer agent or
         (iii) a Boston Financial affiliate duly registered as a transfer agent; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of Boston Financial or its subsidiary or affiliate as it is for its own acts and omissions.

   15.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting and monitoring the same.

16.      Miscellaneous

   16.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

   16.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

   16.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. The Transfer Agent shall use its best efforts to minimize the likelihood of such damage resulting from the events described in the immediately preceding sentence and if such damage occurs, the Transfer Agent shall use its best efforts with in commercially reasonable standards to mitigate the effects of such events.

   16.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

   16.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

   16.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

   16.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

   16.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

   16.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

   16.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

   16.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

   16.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                        (a)  If to State Street Bank and Trust Company, to:

                             State Street Bank and Trust Company
                             c/o Boston Financial Data Services, Inc.
                             1250 Hancock Street, Suite 300N
                             Quincy, Massachusetts 02169
                             Attention: Legal Department

                             Facsimile: (617) 483-5850

                        (b)  If to the Fund, to:

                             CGM Capital Developments Fund
                             c/o Capital Growth Management Limited Partnership One International Place
                             Boston, Massachusetts  02110
                             Attention:  Robert L. Kemp, President

                             And to:

                             Bingham Dana LLP
                             150 Federal Street
                             Boston, MA  02110
                             Attention:  Jeremiah J. Bresnahan



17.      Additional Funds

         In the event that the Fund establishes one or more series of Shares in addition to the attached Schedule A with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

18.      Limitations of Liability of the Trustees and Shareholders

         A copy of the Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the particular Portfolio of the Fund to which such obligation relates. Notwithstanding any other provision hereof, the rights, obligations and remedies under this Agreement of the parties hereto with respect to one Portfolio shall relate solely to such Portfolio and shall constitute rights, obligations and remedies only with respect to such Portfolio and the assets of such Portfolio. No Portfolio shall have rights, obligations and remedies with respect to any other Portfolio.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                           CGM CAPITAL DEVELOPMENT FUND

                                           BY:   /s/ Robert L. Kemp
                                              -----------------------------

ATTEST:

  /s/ Leslie Lake
------------------------------------


                                           STATE STREET BANK AND TRUST COMPANY


                                           BY:   /s/ Ronald E. Logue
                                              -----------------------------
                                                 Vice Chairman


ATTEST:

[illegible]
------------------------------------

                                   SCHEDULE A

CGM Capital Development Fund














CGM CAPITAL DEVELOPMENT FUND       STATE STREET BANK AND TRUST COMPANY



BY:   /s/ Robert L. Kemp           BY:   /s/ Ronald E. Logue
   ---------------------------        ----------------------------------

                                 SCHEDULE 1.2(F)
                 ADDITIONAL TELEPHONE SUPPORT FEES AND SERVICES

                               Dated ____________
                                      OPTIONAL

I.       SERVICES

   1.    Transfer Agent and Telephone Support Functions

     a. Answer telephone inquiries from [XXX 8 a.m. to 8 p.m. Boston time Monday through Friday except Christmas Day XXX] [XXX OTHER HOLIDAY COVERAGE AVAILABLE?XXX] from [XXX existing customers and prospective customers XXX] of the Fund [XXX for sales literature XXX] in accordance with the telephone script provided by the Fund.

     b. Answer questions pertaining thereto the extent that such questions are answerable based upon the information supplied to the Transfer Agent by the Fund.

     c. [XXX As the Fund and the Transfer Agent may agree in writing, the Transfer Agent will receive calls and take written transaction requests from shareholders of the Fund. Transfer Agent transactions include:
         [XXX telephone redemptions, account maintenance, exchanges, transfers, confirmed purchases, account balances and general inquiries XXX]. Some transactions may result in research which will be done by the Fund. Other calls may be referred directly to the Fund. Fax any referrals to [XXX name of company XXX] on the same day the telephone call is received XXX];

   2. Incorporate new information into the above referenced script upon written instructions from the Fund;

   3. Maintain prospect detail information for six (6) months thereafter, provide such information to the Fund in the form that the Fund may reasonably request;

   4. Send all literature orders for information from Boston Financial/DST [XXX [how?] [to whom?] XXX] a minimum of [XXX one XXX] transmission per day;

   5. Provide the Fund with a [XXX daily/weekly/monthly XXX] telephone report detailing the calls received during the [XXX day/week/month XXX];

   6. [XXX Provide the Fund with monthly conversion reports as selected by the Fund from DST's standard report package. XXX]

   7. TARGET SERVICE LEVELS: Average speed of answer is fifteen (15) seconds, abandon rate of no more than 2%, and an overall service level of 85%. The averages will be calculated on a weekly basis.

II.      SUBCONTRACTORS

   1. The Transfer Agent may, without further consent on the part of the Fund, subcontract ministerial telephone support services for the performance hereof.

III.     FEES




                                         STATE STREET BANK AND TRUST COMPANY



BY:_______________________________       BY:______________________________

                                 SCHEDULE 1.2(G)


         1. The Transfer Agent shall reject all Third Party Checks for the establishment of new accounts and for subsequent investments unless the Fund provided the Transfer Agent with written instructions to process the Third Party Checks.

         2.The Transfer Agent shall scan each rejected Third Party Check as a "CORHOT" and forward a letter together with the rejected check to the address of record of the Shareholder.

         3.If the Fund provides the Transfer Agent with written instructions to process the Third Party Check, the Transfer Agent shall scan such written instructions, with a copy of the Third Party Check as a "PURCH" and shall deposit the check to cover the purchase.

         SCHEDULE 2.1

                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES

                              Dated January 1, 2000


1. On each Business Day, the TPA(s) shall receive, on behalf of and as agent of the Fund(s), Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date".

2. The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions, to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund's Transfer Agent to cause the Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Transfer Agent.

4. The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

8. The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the TPA(s)'s expense complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

CGM CAPITAL DEVELOPMENT FUND                 STATE STREET BANK AND TRUST
                                             COMPANY


BY:   /s/ Robert L. Kemp                     BY:   /s/ Ronald E. Logue
  --------------------------                    -------------------------